Exhibit 1


                      CONTRIBUTION AND AMENDMENT AGREEMENT

                     CONTRIBUTION AND AMENDMENT AGREEMENT dated as of February 16 1999 (this "Agreement") by and among Insurance Partners, L.P., International Managed Care Co-Investment, LLC, Peter Small, Robert Morrison and Mark H. Tabak. Capitalized terms used herein and not otherwise defined herein shall have the respective meanings ascribed to them in the Amended and Restated Limited Liability Company Agreement of International Managed Care, LLC the "Operating Agreement").

                     WHEREAS, the parties agreed in July 1998 that the Company would make an investment in Ceres Group, Inc. (formerly Central Reserve Life Corporation) ("Ceres");

                     WHEREAS, in July 1998, the Managing Member made the investment in Ceres on behalf of the Company;

                     WHEREAS, the Company now desires to make an additional investment in Ceres but is currently unable to make such an investment because it lacks all necessary regulatory approvals;

                     WHEREAS, the Managing Member has agreed to make the additional investment on behalf of the Company;

                     WHEREAS, the Managing Member desires to contribute both investments to the Company; and

                     WHEREAS, the parties also desire to amend the Operating Agreement (i) to reflect their agreement concerning the investment in Ceres and
(ii) to correct certain errors in the Operating Agreement.

                     NOW THEREFORE, for good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows.

1.         Capital Contributions.

                     (a) Pursuant to Section 2.2 of the Operating Agreement, as soon as the Company receives all necessary regulatory approvals, the Managing Member shall contribute to the capital of the Company (i) 2,799,466 shares of common stock of Ceres and warrants to purchase an additional 1,399,733 shares of common stock of Ceres acquired on July 3, 1998 (collectively, the "Ceres Initial Investment") and (ii) 949,818 shares of common stock of Ceres acquired on February 16, 1999 (the "Ceres Additional Investment").


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                     (b) Pursuant to Section 2.2 of the Operating Agreement, the
Co-investment Company hereby contributes (i) $154,080.64 in cash to the capital of the Company to fund the Ceres Initial Investment (and any related expenses) and (ii) $71,222.63 in cash to the capital of the Company to fund the Ceres Additional Investment (and any related expenses). Notwithstanding any provisions of the Operating Agreement, the Company hereby agrees to distribute such cash to the Managing Member and to decrease the Capital Account of the Managing Member in accordance with Section 2.3(c) of the Operating Agreement.

                     (c) The Co-investment Company agrees to pay the Managing Member $7,830.67 (representing interest on its capital contribution in respect of the Ceres Initial Investment at the prime rate accruing from June 16, 1998).

                     (d) The parties agree that the Health Care Percentage for the Ceres Initial Investment and the Ceres Additional Investment shall be 50%.

2.         Amendments to Operating Agreement.

                     (a) In Section 1.7 of the Operating Agreement, the term "IRR of the Members" is hereby deleted and replaced by the following:

                     ` "IRR of the Members" means, as of any date, the internal rate of return of IP on the disposed of Investments based on the actual realized return of IP on the Invested Capital relating to such disposed of Investments and Unallocated Company Expenses. The IRR of the Members shall be recalculated on each Vesting Date and shall take into account all distributions to be made (including distributions to be made to the Managing Members) as a result of such Vesting Date. For purposes of computing the IRR of the Members, all Capital Contributions and distributions that are reflected in the computation shall be taken into account (a) with respect to the CHD Investment (including the CHD Investment Expenses) as of March 3, 1997; (b) with respect to the Ceres Initial Investment (including any expenses relating to the acquisition of such investment) as of July 3, 1998; (c) with respect to the Ceres Additional Investment (including any expenses relating to the acquisition of such investment) as of February 16, 1999; (d) in the case of Start-Up Costs, as of the date set forth on Schedule 1.7B; and (e) in all other cases (i) as of the last day of the calendar quarter immediately preceding the date of any Capital Contribution or distribution if such Capital Contribution or distribution occurs during the first half of the then current calendar quarter, or (ii) in each other case, as of the last date of the calendar quarter during which such Capital Contribution or distribution occurs.'


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                     (b) In Section 1.7 of the Operating Agreement, the term
"Preferred Return" is hereby deleted and replaced by the following:

                     ` "Preferred Return" shall mean, as of any date, an amount equal to Fifteen Percent (15%) per annum, compounded annually, on the Unrecovered Capital of IP as of the last day of the calendar quarter immediately preceding the date of determination. For purposes of computing the Preferred Return, all Capital Contributions and distributions that are reflected in the computation of Unrecovered Capital of IP shall be taken into account (a) in the case of IP, with respect to the CHD Investment and the CHD Investment Expenses, as of March 3, 1997; (b) in the case of IP, with respect to the Ceres Initial Investment (including any expenses relating to the acquisition of such investment) as of July 3, 1998; (c) in respect of IP, with respect to the Ceres Additional Investment (including any expenses relating to the acquisition of such investment) as of February 16, 1999; (d) in the case of Start-Up Costs, as of the date set forth on Schedule 1.7B; and (e) in all other cases (i) as of the last day of the calendar quarter immediately preceding the date of any Capital Contribution or distribution if such Capital Contribution or distribution occurs during the first half of the then current calendar quarter, or (ii) in each other case, as of the last day of the calendar quarter during which such Capital Contribution or distribution occurs.'

                     (c) The following definitions are hereby added to Section
1.7 of the Operating Agreement:

                     ` "Ceres Additional Investment" shall mean the 949,818 shares of common stock of Ceres Group, Inc. acquired on February 16, 1999 and contributed by IP to the capital of the Company.'

                     ` "Ceres Initial Investment" shall mean the 2,799,466 shares of common stock of Ceres Group, Inc. and warrants to purchase an additional 1,399,733 shares of such common stock acquired on July 3, 1998 and contributed by IP to the capital of the Company.'

                     (d) Notwithstanding Section 3.8(iv) of the Operating Agreement, the parties hereby agree that the remaining Items relating to the Ceres Initial Investment and the Ceres Additional Investment after giving effect to the allocations and distributions contemplated under Articles II and VI and
Section 3.8(iii) of the Operating Agreement (including, without limitation, Investment Income or Loss and Investment Proceeds) shall be allocated or shared 99% by IP and 1% by the Coinvestment Company.

                     (e) The parties agree that, with respect to any future Investment of the Company, the Managing Member and the Co-investment Company may amend the terms of Section 3.8(iv) of the Operating Agreement as it applies to and such future Investment (including, without limitation, requiring additional


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capital contributions from the Co-investment Company to fund a greater portion of any such Investment) in a written instrument executed by each of them; provided, that no other Member may be adversely affected by any such amendment.

                     (f) Schedule 1.7A of the Operating Agreement is hereby deleted and replaced by Schedule 1.7A attached hereto.

                     (g) Schedule 1.7C of the Operating Agreement is hereby amended so that (i) the heading titled "IRR of the Members" is hereby deleted and replaced by "Specified IRR Percentage" and (ii) the heading titled "Specified IRR Percentage for Fiscal Year" is hereby deleted and replaced by "IRR of the Members for Fiscal Year."

                     (h) Mark H. Tabak is a Non-Managing Member and Management Member for all purposes of the Operating Agreement and agrees to be bound by all of the covenants, terms and conditions of the Operating Agreement applicable to Non-Managing Members and Management Members.

               3. Effectiveness of this Agreement. This amendments to the Operating Agreement in Section 2 hereof shall be effective as of December 31, 1998.

               4. Assignability. Neither this Agreement nor any right, remedy, obligation or liability arising hereunder or by reason hereof shall be assignable by any part), hereto with out the prior written consent of the other parties; provided, however, that this Section 4 shall not be deemed to prohibit in an), manner and transfer or assignment of an Interest in the Company or the Operating Agreement permitted by Article VII of the Operating Agreement.

               5. Binding Effect. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their permitted successors and permitted assigns.

               6. Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original and all of which together shall constitute one instrument.

               7. Ratification of the Operating Agreement. Except as otherwise provided herein, all of the terms and conditions of the Operating Agreement are hereby ratified and shall remain unchanged and continue in full force and effect.

               8. APPLICABLE LAW. THIS AGREEMENT, THE RELATIONS, RIGHTS AND DUTIES OF THE MEMBERS AMONG THEMSELVES AND ALL MATTERS PERTAINING TO THE MEMBERS AND THE COMPANY SHALL BE GOVERNED BY, CONSTRUED UNDER AND IN ACCORDANCE WITH THE


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LAWS OF THE STATE OF DELAWARE APPLICABLE TO AGREEMENTS ENTERED INTO AND TO BE
PERFORMED WHOLLY WITHIN SUCH STATE.

                     IN WITNESS WHEREOF, the parties have executed or caused to be executed this Agreement as of the date set forth above.


                        INSURANCE PARTNERS, L.P.

                        By: Insurance GenPar, L.P., its General partner

                        By: Insurance GenPar MGP, L.P., its General partner

                        By: Insurance GenPar MGP, Inc., its General partner

                        By: /s/ Robert A. Spass
                            --------------------------------------------------
                            Name:  Robert A. Spass
                            Title:   President



                        INTERNATIONAL MANAGED CARE
                        CO-INVESTMENT, LLC

                        By: /s/ Mark H. Tabak
                            --------------------------------------------------
                            Name: Mark H. Tabak
                            Title: General Partner


                            /s/ Robert Morrison
                            --------------------------------------------------
                            Robert Morrison


                            /s/ Peter Small
                            --------------------------------------------------
                            Peter Small


                            /s/ Mark H. Tabak
                            --------------------------------------------------
                            Mark H. Tabak


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